EXHIBIT 99.1


For More Information Contact:

Media Relations:                               Investor Relations:
Jennifer Baier or Marie Meoli                  Ria Marie Carlson or Lisa Mueller
Ingram Micro Inc.                              Ingram Micro Inc.
(714) 382-2692 or (714) 382-2190               (714) 382-4400 or (714) 382-2012
Jennifer.baier@ingrammicro.com                 lisa.mueller@ingrammicro.com
------------------------------                 ----------------------------
marie_meoli@benjamingroup.com
-----------------------------


                              INGRAM MICRO REPORTS
                  FOURTH QUARTER AND FISCAL YEAR 2002 RESULTS

SANTA ANA, Calif., Feb. 20, 2003-- Ingram Micro Inc. (NYSE: IM), the largest global wholesale provider of technology products and supply chain management services, today announced financial results for the fiscal year and fourth quarter that ended on Dec. 28, 2002.

         Sales for the fourth quarter were $5.89 billion, a 4.1 percent decline versus a year ago but a 5.2 percent increase sequentially.

         The company posted a fourth-quarter net loss, based on generally accepted accounting principles (GAAP), of $10.3 million or $0.07 per diluted share, primarily attributable to major-program costs of $62.7 million ($39.5 million net of tax) related to the profit enhancement program announced on Sept. 18, 2002. Excluding these costs, net income was $29.2 million or $0.19 per diluted share.

         In the year-ago quarter, net income on a GAAP basis was $5.7 million or $0.04 per diluted share, which included reorganization costs and special items of $14.1 million ($8.7 million net of tax). Excluding these items, net income for the fourth quarter of 2001 was $14.4 million or $0.10 per diluted share.

         "Our profit enhancement program is on track, paving the way for the company to be the IT distribution industry's performance leader," said Kent B. Foster, chairman and chief executive officer, Ingram Micro Inc. "Sales and earnings before major-program costs hit the top of the range of guidance we issued in October. Gross margins reflect exceptionally strong operational performance around the world, particularly in Europe. Looking ahead, our objectives are firmly in place. We are confident that we will be generating the $160 million in annualized operating income improvements identified in our profit enhancement program by this time next year, as we indicated when we introduced the plan in September."

Additional Fourth Quarter Highlights

For additional detail regarding the results outlined below, please refer to the financial schedules attached to this news release.

o The gross margin increased 37 basis points to 5.62 percent versus 5.25 percent in the fourth quarter of 2001. Sequentially, the gross margin increased 20 basis points over the 5.42 percent of revenues posted in the third quarter of 2002. Affecting the gross margins were major-program costs of $311,000 in the

                                    -more-
     fourth quarter of 2002 and $1.2 million in the third quarter of 2002; excluding these costs, the gross margin would have been 5.63 percent and
     5.45 percent, respectively.

o Total operating expenses, including major-program costs of $62.4 million, were $335.2 million versus $299.1 million in the year-ago quarter, which included reorganization costs and special items. Excluding these costs and special items, operating expenses were $272.8 million or 4.63 percent of revenues, compared with $285.0 million or 4.64 percent of revenues in the fourth quarter of last year and $262.4 million or 4.69 percent of revenues in the previous quarter. In the prior year, operating expenses included approximately $5.1 million for goodwill amortization, which was eliminated based on new accounting rules adopted during the first quarter of 2002.

o The company posted a fourth-quarter operating loss of $4.0 million, including major-program costs, compared to operating income of $23.3 million, including reorganization costs and special items, in the comparable period last year. Excluding major-program costs, income from operations increased 57 percent to $58.7 million or 1.00 percent of revenues from $37.4 million or 0.61 percent of revenues a year ago. Sequentially, income from operations excluding major-program costs increased 38 percent from the $42.5 million or 0.76 percent of revenues reported in the third quarter.

o Total depreciation (including accelerated depreciation of $4.6 million, a component of our major-program costs) was $24.5 million.

o    Capital expenditures were $12.2 million.

o Inventory was $1.56 billion, 4 percent lower than a year ago. Inventory turns and days on hand, at 14 and 26 respectively, were stable sequentially and versus last year.

o Total debt (including $75 million associated with our off-balance sheet accounts receivable financing programs) was $441 million, 35 percent lower than the $680 million total debt a year ago (which included $222 million associated with our off-balance sheet accounts receivable financing programs). The total debt-to-capitalization ratio (including the accounts receivable financing) was 21 percent versus 27 percent a year ago. Net debt (total debt less $388 million in cash and cash equivalents) was $53 million, or 3 percent of related total capitalization.

         "Every region ended the year on a high note," said Thomas A. Madden, executive vice president and chief financial officer, Ingram Micro Inc. "The soft sales we experienced in November were followed by a relatively robust December. The main driver of the solid earnings performance, however, was our continued diligence in building gross margins, coupled with tight management of our balance sheet. We've eliminated more than $1 billion of debt in 24 months, while inventory metrics have remained near record efficiency levels for the last five quarters. Working capital days, at 20, are at a historic low."

                                    -more-

Regional Results

         Fourth-quarter North American sales were 50 percent of the worldwide total or $2.96 billion, 10.6 percent lower than the year-ago quarter. Sales in Europe were approximately 35 percent of the total at $2.07 billion, a 3.5 percent increase versus a year ago (but a 6.1 percent decrease in local currencies). For the Latin America and Asia-Pacific regions combined, net sales increased 3.5 percent to $856.3 million or 15 percent of the total.

         Regional operating income was also affected by costs related to the profit enhancement program. Including those costs, the North American region posted an operating loss of $18.6 million versus operating income of $35.9 million in the year-ago quarter; Europe generated operating income of $13.7 million versus a loss of $3.9 million a year ago; and the other regions' aggregated operating income was $940,000 versus a loss of $8.7 million in last year's fourth quarter.

          Excluding the major-program costs, North American operating income was $36.8 million or 1.24 percent of revenues versus $40.6 million or 1.23 percent of revenues in the fourth quarter of last year. Europe generated operating income of $20.2 million or 0.97 percent of revenues, a significant improvement over the $4.5 million or 0.22 percent of revenues in the year-ago period. The Latin America and Asia-Pacific regions posted aggregated operating profits of $1.8 million, a $9.5 million improvement over the year-ago quarter's $7.7 million operating loss. The Asia-Pacific region posted a fourth-quarter operating profit.

Fiscal Year Results

         For the 52 weeks ended Dec. 28, 2002, net sales were $22.46 billion, a
10.8 percent decline from the $25.19 billion in revenues posted for fiscal year 2001. Regional full-year sales were $12.13 billion for North America (18.5 percent less than 2001), $7.15 billion for Europe (flat in U.S. dollars and a decrease of 4.7 percent in local currencies) and $3.18 billion for the other international regions (a 1 percent increase). Gross profits, including major-program costs of $1.6 million, were $1.23 billion or 5.48 percent of revenues, 20 basis points higher than fiscal 2001.

         Worldwide operating income was $50.2 million ($166.8 million, or 0.74 percent of revenues, before major-program costs related to the company's profit enhancement program announced in September and other restructuring costs related to previous actions) versus $92.9 million last year ($157.2 million, or
0.62 percent of revenues, before reorganization costs and special items). Regionally, full-year operating income was: $36.5 million for North America ($129.7 million before major-program and other reorganization costs); $12.7 million for Europe ($32.9 million before major-program and other reorganization costs); and, $971,000 for the other international regions ($4.2 million before major-program and other reorganization costs).

         Net income for the 2002 fiscal year was affected by major-program and reorganization costs, as well as other special items and the cumulative effect of the adoption of a new accounting standard, as explained below.

                                    -more-

Including these costs and items, the company posted a fiscal-year net loss of $275.2 million or $1.81 per share versus net income of $6.7 million or $0.04 per share (which included reorganization costs, special items and extraordinary loss on repurchase of debentures of $42.1 million, net of taxes) in 2001. Excluding these costs and special items for both years, net income for 2002 was $75.0 million or $0.49 per share, a 54 percent increase over the $48.9 million or $0.32 per share in 2001.

         Depreciation expense for the fiscal year was $98.8 million, which included $16.1 million of accelerated depreciation expenses, a component of our major-program costs. Capital expenditures for the fiscal year were $54.7 million.

Detail on Major-Program Costs and Special Items

         Major-program costs for the fourth quarter totaled $62.7 million before taxes, of which $62.4 million were recorded as operating expenses, including: 1) reorganization costs of $39.5 million primarily for facility consolidations and workforce reductions throughout the world; and 2) $22.9 million of period costs primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities, asset write-offs associated with the outsourcing of our IT infrastructure, consulting fees directly associated with the profit enhancement plan and other related costs. In addition, $311,000 in inventory and vendor program losses related to the exit of certain markets were recorded as cost of sales.

         For the 2002 fiscal year, major-program costs, reorganization costs and other special items were $110.1 million before tax, which included: reorganization costs of $71.1 million; period costs relating to operating expenses and costs of sales totaling $45.5 million; and a gain on the sale of securities of $6.5 million. Additionally, a one-time, non-cash charge of $280.9 million, net of taxes, was recorded in the first quarter of 2002, for the cumulative effect of adopting Statement of Financial Accounting Standard No. 142, "Goodwill and Other Intangible Assets."

         For comparison purposes, reorganization costs and special items in the fourth quarter of 2001 totaled $14.1 million before taxes, of which $10.6 million were reorganization costs and $3.5 million was an impaired asset charge for an investment in an Internet-related company. For the 2001 fiscal year, reorganization costs and special items totaled $64.3 million before taxes, of which reorganization costs were $41.4 million; the write-off of capitalized software was $10.2 million; reserves for claims filed with a prior, insolvent insurance company were $9.2 million; and the $3.5 million impaired asset charge for an investment in an Internet-related company.

Outlook for the First Quarter

         The following statements are based on the company's current expectations and internal forecasts. These statements are forward-looking and actual results may differ materially, as outlined in the company's periodic filings with the Securities and Exchange Commission.

                                    -more-

         According to the company's forecast for the first quarter ending March 29, 2003, sales are expected to range from $5.40 billion to $5.55 billion, with net income before any major-program expenses and other special items ranging from $21 million to $24 million, or $0.14 to $0.16 per diluted share. Gross margins are expected to remain strong, within the range achieved in the second and third quarters of 2002.

         The company's net results, required to be reported based on GAAP, will likely differ significantly from the forecast because of major-program costs related to the profit enhancement program, as the company indicated when it announced the program on Sept. 18, 2002.

         "Recent reports of an uncertain demand environment have not diminished our longer-term outlook," said Foster. "Our profit enhancement targets were calculated using a flat revenue scenario and are not contingent on a resurgence of demand. We're confident that we will deliver on our promises, as we have in the past. Our gross margins will remain strong, we will manage expenses tightly and operating margins will improve. Our management team has the commitment and talent to make Ingram Micro the industry leader by every measure. I am optimistic about our potential and the future of this company."

Conference Call and Webcast

         Additional information about Ingram Micro's financial results will be presented in a conference call today at 5 p.m. EST. To listen to the conference call, visit the company's Web site at www.ingrammicro.com/corp (Investor Relations section) or call (888) 455-0750 (toll-free within the United States and Canada) or (630) 395-0024 (other countries) and mention "Ingram Micro." The replay of the conference call will be available for one week through the company's Web site at www.ingrammicro.com/corp (Investor Relations section) or by calling (800) 678-3180 or (402) 220-3063 outside the United States and Canada.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

         The matters in this press release that are forward-looking statements, including but not limited to statements about future sales levels, margins, restructuring charges, major-program expenses, cost savings, operating efficiencies, and profitability, are based on current management expectations that involve certain risks which if realized, in whole or in part, could have a material adverse effect on Ingram Micro's business, financial condition and results of operations, including, without limitation: (1) the company's failure to achieve the objectives of its profit enhancement program as announced in September 2002 or other process or organizational changes, in whole or in part, or delays in implementing components of the program; (2) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (3) termination of a supply or services agreement with a major supplier or customer or a significant change in supplier terms or conditions of sale; (4) failure of information systems and/or failure to successfully transition certain components of the company's IT infrastructure to its third-party provider could result in significant disruption to business or additional cost, or may not generate the intended level of cost

                                    -more-
savings; (5) disruptions in business operations due to reorganization activities; (6) the continuation or worsening of the severe downturn in economic conditions (particularly purchases of technology products) and failure to adjust costs in a timely fashion in response to a sudden decrease in demand;
(7) losses resulting from significant credit exposure to reseller customers and negative trends in their businesses; (8) rapid product improvement and technological change and resulting obsolescence risks; (9) future terrorist or military actions; (10) dependence on key individuals and inability to retain personnel; (11) reductions in credit ratings and/or unavailability of adequate capital; (12) interest rate and foreign currency fluctuations; (13) adverse impact of governmental controls and actions or political or economic instability could adversely affect foreign operations; (14) failure to attract new sources of business from expansion of products or services or entry into new markets; (15) inability to manage future adverse industry trends; (16) difficulties and risks associated with integrating operations and personnel in acquisitions; (17) future periodic assessments required by current or new accounting standards may result in additional charges; and (18) dependence on independent shipping companies.

         Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro's Annual Report on Form 10-K for the year ended December 29, 2001; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.

About Ingram Micro Inc.

         As the world's leading wholesale provider of technology products and supply chain management services, Ingram Micro is the best way to get technology from the people who make it to the people who use it. Visit www.ingrammicro.com/corp.

                                     # # #

                                     03-07

(C)2003 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

                                        INGRAM MICRO INC.
----------------------------------------------------------------------------------------------------

                                   CONSOLIDATED BALANCE SHEET
                                        (Dollars in 000s)
                                           (Unaudited)

                                                           December 28,             December 29,
                                                               2002                     2001
                                                        -------------------       ------------------
ASSETS
    Current assets:
      Cash and cash equivalents                                  $ 387,513                $ 273,059
      Investment in available-for-sale securities                        -                   24,031
      Accounts receivable, including retained
        interest in securitized receivables, net                 2,354,906                2,297,957
      Inventories                                                1,564,065                1,623,628
      Other current assets                                         293,902                  238,171
                                                        -------------------       ------------------
          Total current assets                                   4,600,386                4,456,846

    Property and equipment, net                                    250,244                  303,833
    Goodwill, net                                                  233,922                  508,227
    Other                                                           59,802                   33,101
                                                        -------------------       ------------------
      Total assets                                             $ 5,144,354              $ 5,302,007
                                                        ===================       ==================


LIABILITIES AND STOCKHOLDERS' EQUITY
    Current liabilities:
      Accounts payable                                         $ 2,623,188              $ 2,607,145
      Accrued expenses                                             438,787                  279,669
      Current maturities of long-term debt                         124,894                  252,803
                                                        -------------------       ------------------
          Total current liabilities                              3,186,869                3,139,617

    Convertible debentures                                             427                      405
    Long-term debt                                                  16,779                        -
    Senior subordinated notes                                      223,846                  204,899
    Deferred income taxes and other liabilities                     80,444                   89,788
                                                        -------------------       ------------------
          Total liabilities                                      3,508,365                3,434,709

    Stockholders' equity                                         1,635,989                1,867,298
                                                        -------------------       ------------------
      Total liabilities and stockholders' equity               $ 5,144,354              $ 5,302,007
                                                        ===================       ==================

                                                          INGRAM MICRO INC.
-----------------------------------------------------------------------------------------------------------------------------------

                                             PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                              (Dollars in 000s, except per share data)
                                                             (Unaudited)

                                          Thirteen Weeks Ended December 28, 2002           Thirteen Weeks Ended December 29, 2001
                                      -----------------------------------------------  ---------------------------------------------
                                                         Impact of                                       Impact of
                                                       Reorganization                                  Reorganization
                                       As Reported    Costs, Other Major- Non-GAAP      As Reported    Costs, Other MajorNon-GAAP
                                          Under       Program Costs and   Financial        Under       Program Costs and Financial
                                           GAAP       Special Items (a)    Measure         GAAP        Special Items (b)  Measure
                                      --------------- -----------------  ------------  --------------  ---------------  ------------
Net sales                                $ 5,889,709         $       -   $ 5,889,709     $ 6,142,751      $         -   $ 6,142,751

Cost of sales                              5,558,522               311     5,558,211       5,820,297                -     5,820,297
                                      --------------- -----------------  ------------  --------------  ---------------  ------------
Gross profit                                 331,187              (311)      331,498         322,454                -       322,454

Operating expenses:
    Selling, general and
      administrative                         295,627           (22,859)      272,768         285,032                -       285,032
    Reorganization costs                      39,548           (39,548)            -          10,610          (10,610)            -
    Special items                                  -                 -             -           3,500           (3,500)            -
                                      --------------- -----------------  ------------  --------------  ---------------  ------------
                                             335,175           (62,407)      272,768         299,142          (14,110)      285,032
                                      --------------- -----------------  ------------  --------------  ---------------  ------------
Income (loss) from operations                 (3,988)           62,718        58,730          23,312           14,110        37,422

Interest and other                            12,334                 -        12,334          13,583                -        13,583
                                      --------------- -----------------  ------------  --------------  ---------------  ------------
Income (loss) before income taxes            (16,322)           62,718        46,396           9,729           14,110        23,839

Provision for (benefit from)
  income taxes                                (6,040)           23,206        17,166           4,074            5,362         9,436
                                      --------------- -----------------  ------------  --------------  ---------------  ------------
Net income (loss)                          $ (10,282)         $ 39,512      $ 29,230         $ 5,655          $ 8,748      $ 14,403
                                      =============== =================  ============  ==============  ===============  ============

Diluted earnings (loss) per share:
    Net income (loss)                        $ (0.07)           $ 0.26        $ 0.19          $ 0.04           $ 0.06        $ 0.10
                                      =============== =================  ============  ==============  ===============  ============

Diluted weighted average shares
  outstanding                            151,828,157       151,828,157   151,828,157     150,848,595      150,848,595   150,848,595
                                      =============== =================  ============  ==============  ===============  ============

(a) Major-program costs in 2002 include reorganization costs of $39,548 for facility consolidations and workforce reductions throughout the world; $22,859 charged to selling, general and administrative expenses, primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities, asset write-offs associated with the outsourcing of our IT infrastructure, consulting fees directly associated with the profit-enhancement plan and other related costs; and $311 recorded as cost of sales, comprised of incremental inventory and vendor program losses caused by the exit of certain markets.

(b) Reorganization costs and special items in 2001 included $10,610 of reorganization costs for facility consolidation and workforce reductions throughout the world; and $3,500 of impairment charge to reduce the Company's minority equity investment in an Internet-related company to estimated net realizable value.


                                                         INGRAM MICRO INC.
-----------------------------------------------------------------------------------------------------------------------------------

                                             PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                                              (Dollars in 000s, except per share data)
                                                            (Unaudited)

                                             Fifty-two Weeks Ended December 28, 2002       Fifty-two Weeks Ended December 29, 2001
                                           -------------------------------------------  --------------------------------------------
                                                             Impact of                                   Impact of
                                                          Reorganization                              Reorganization
                                            As Reported   Costs, Other MajorNon-GAAP     As Reported  Costs, Other    Major Non-GAAP
                                               Under      Program Costs and Financial       Under     Program Costs   and Financial
                                               GAAP       Special Items (a)  Measure        GAAP      Special Items(b)   Measure
                                           -------------- ---------------- ------------ ------------- --------------- ------------
Net sales                                   $ 22,459,265       $        -  $ 22,459,265  $ 25,186,933      $         -  $25,186,933

Cost of sales                                 21,227,627            1,552    21,226,075     23,857,034               -   23,857,034
                                           -------------- ---------------- ------------ -------------- --------------- ------------
Gross profit                                   1,231,638           (1,552)    1,233,190      1,329,899               -    1,329,899

Operating expenses:
    Selling, general and administrative        1,110,295          (43,944)    1,066,351      1,172,665               -    1,172,665
    Reorganization costs                          71,135          (71,135)            -         41,411         (41,411)           -
    Special items                                      -                -             -         22,893         (22,893)           -
                                           -------------- ---------------- ------------ -------------- --------------- ------------
                                               1,181,430         (115,079)    1,066,351      1,236,969         (64,304)   1,172,665
                                           -------------- ---------------- ------------ -------------- --------------- ------------
Income from operations                            50,208          116,631       166,839         92,930          64,304      157,234

Other income (expense):
    Gain on sale of available-for-sale
      securities                                  (6,535)           6,535             -              -               -            -
    Interest and other                            47,745                -        47,745         76,995               -       76,995
                                           -------------- ---------------- ------------ -------------- --------------- ------------
                                                  41,210            6,535        47,745         76,995               -       76,995
                                           -------------- ---------------- ------------ -------------- --------------- ------------
Income before income taxes, extraordinary
    item and cumulative effect of adoption
    of a new accounting standard                   8,998          110,096       119,094         15,935          64,304       80,239

Provision for (benefit from) income taxes          3,329           40,736        44,065          6,588          24,790       31,378
                                           -------------- ---------------- ------------ -------------- --------------- ------------
Income before extraordinary item and
    cumulative effect of adoption of a
    new accounting standard                        5,669           69,360        75,029          9,347          39,514       48,861

Extraordinary loss on repurchase of
    debentures, net of income taxes                    -                -             -         (2,610)          2,610            -

Cumulative effect of adoption of a
    new accounting
    standard, net of income taxes               (280,861)         280,861             -              -               -            -
                                           -------------- ---------------- ------------ -------------- --------------- ------------
Net income (loss)                             $ (275,192)       $ 350,221     $  75,029        $ 6,737        $ 42,124     $ 48,861
                                           ============== ================ ============ ============== =============== ============

Diluted earnings (loss) per share:
    Income before extraordinary item
      and cumulative effect of adoption of
      a new accounting standard                   $ 0.04           $ 0.45       $ 0.49         $ 0.06         $ (0.26)      $ 0.32
    Extraordinary loss on repurchase
      of debentures                                    -                -            -          (0.02)          (0.02)           -
    Cumulative effect of adoption of a new
       accounting standard                         (1.85)            1.85            -              -               -            -
                                           -------------- ---------------- ------------ -------------- --------------- ------------
    Net income (loss)                            $ (1.81)          $ 2.30       $ 0.49         $ 0.04         $ (0.28)      $ 0.32
                                           ============== ================ ============ ============== =============== ============

Diluted weighted average shares
   outstanding                               152,145,669      152,145,669  152,145,669    150,047,807     150,047,807  150,047,807
                                           ============== ================ ============ ============== =============== ============

(a) Major-program costs and special items in 2002 include reorganization costs of $71,135 for facility consolidations and workforce reductions throughout the world; $43,944 charged to selling, general and administrative expenses, primarily comprised of accelerated depreciation of fixed assets associated with the planned exit of facilities, asset write-offs associated with the outsourcing of our IT infrastructure, consulting fees directly associated with the profit-enhancement plan and other related costs; $1,552 recorded as cost of sales, comprised of incremental inventory and vendor program losses caused by the exit of certain markets; gain of $6,535 on the sale of available-for-sale securities; and a one-time, non-cash charge of $280,861 (net of taxes), recorded in the first quarter of 2002 for the cumulative effect of adopting Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets."

(b) Reorganization costs and special items in 2001 included $41,411 of reorganization costs for facility consolidation and workforce reductions throughout the world ; $10,227 for the write-off of capitalized software; $9,166 related to reserves recorded for claims filed with one of the Company's prior credit insurance companies, which was liquidated; $3,500 of impairment charge to reduce the Company's minority equity investment in an Internet-related company to estimated net realizable value; and an extraordinary loss of $2,610 (net of taxes) on the repurchase of debentures.


                                                         INGRAM MICRO INC.
------------------------------------------------------------------------------------------------------------------------------------

                                           PRO FORMA CONSOLIDATED INCOME FROM OPERATIONS
                                                         (Dollars in 000s)
                                                            (Unaudited)

                                 Thirteen Weeks Ended December 28, 2002                 Thirteen Weeks Ended December 29, 2001
                         -----------------------------------------------------------------------------------------------------------
                                               Impact of                                             Impact of
                                             Reorganization                                        Reorganization
                           As Reported      Costs, Other Major-  Non-GAAP        As Reported      Costs, Other Major-  Non-GAAP
                              Under         Program Costs and    Financial          Under         Program Costs and   Financial
                               GAAP          Special Items        Measure            GAAP          Special Items       Measure
                         -----------------  -----------------  --------------  -----------------  ----------------- ---------------

North America                   $ (18,637)          $ 55,389        $ 36,752           $ 35,905            $ 4,717        $ 40,622
Europe                             13,709              6,486          20,195             (3,922)             8,412           4,490
Other international                   940                843           1,783             (8,671)               981          (7,690)
                         -----------------  -----------------  --------------  -----------------  ----------------- ---------------
                                 $ (3,988)          $ 62,718        $ 58,730           $ 23,312           $ 14,110        $ 37,422
                         =================  =================  ==============  =================  ================= ===============


                              Fifty-two Weeks Ended December 28, 2002                Fifty-two Weeks Ended December 29, 2001
                         -----------------------------------------------------------------------------------------------------------
                                               Impact of                                             Impact of
                                             Reorganization                                        Reorganization
                           As Reported      Costs, Other Major-  Non-GAAP        As Reported      Costs, Other Major-  Non-GAAP
                              Under         Program Costs and    Financial          Under         Program Costs and   Financial
                               GAAP          Special Items        Measure            GAAP          Special Items       Measure
                         -----------------  -----------------  --------------  -----------------  ----------------- ---------------

North America                    $ 36,498           $ 93,227       $ 129,725          $ 104,673           $ 44,956       $ 149,629
Europe                             12,739             20,147          32,886             13,642             13,574          27,216
Other international                   971              3,257           4,228            (25,385)             5,774         (19,611)
                         -----------------  -----------------  --------------  -----------------  ----------------- ---------------
                                 $ 50,208          $ 116,631       $ 166,839           $ 92,930           $ 64,304       $ 157,234
                         =================  =================  ==============  =================  ================= ===============